SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TEMECULA VALLEY BANCORP INC.
(Exact Name of Registrant as Specified in its Charter)

	DELAWARE		            46-0476193
(State or Other Jurisdiction of		(IRS Employer Identification No.)
Incorporation or Organization)


27710 Jefferson Avenue, Suite A100, Temecula, CA	92590
(Address of Principal Executive Offices)	(Zip Code)

	Temecula Valley Bank, National Association
	1997 Nonqualified Stock Option Plan(Directors), as Amended, and as Adopted and Assumed by Temecula Valley Bancorp Inc.
(Full title of the Plan)

	Stephen H. Wacknitz
	President and Chief Executive Officer
	Temecula Valley Bancorp Inc.
	27710 Jefferson Avenue, Suite A100
	Temecula, CA  92590
(Name and Address of Agent for Service)

	(909) 694-9940
(Telephone Number, Including Area Code, of Agent For Service)

	CALCULATION OF REGISTRATION FEE
Title of Each		Proposed	 Proposed
  Class of		Maximum	 Maximum
 Securities	  Amount	Offering	Aggregate	  Amount of
   To be	  To Be	 Price	 Offering	Registration
 Registered	Registered(1)	Per Unit	  Price	     Fee(2)


Common stock	614,139	$11.60	$7,124,012	$656
$0.001 par 	shares
value


(1)	This Registration Statement covers, in addition to the number of shares of Common Stock stated above, such indeterminate number of shares as may become subject to options under the Temecula Valley Bank, National
Association 1997 Nonqualified Stock Option Plan (Directors)("1997 Plan"), as Amended, and as Adopted and Assumed by Temecula Valley Bancorp Inc.
("Bancorp") as a result of the adjustment provisions thereof.

(2)	The fee was calculated as follows: $92 for each $1 million registered.

PART I	INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

		The document containing the information in Part I and the documents incorporated by reference into this Registration Statement constitute a prospectus that meets the requirements of Section 10(a) of the Act. Pursuant to the notes to Form S-8, such documents need not be filed with the Securities and Exchange Commission ("SEC")but must be given to participants in the 1997 Plan.

		Bancorp acquired all the outstanding common stock of Temecula Valley Bank, N.A. (the "Bank") in a bank holding company reorganization (the "Reorganization") consummated on June 3, 2002. As a result of the Reorganization, the outstanding shares of the Bank were exchanged for shares of Bancorp on a tax-free, one-share-for one-share basis and the Bank became a wholly-owned subsidiary of Bancorp. Additionally, Bancorp was designated as the "successor-registrant" to the Bank which previously had filed reports and proxy statements pursuant to the Exchange Act with the Comptroller of the Currency ("OCC").

		As part of the Reorganization, Bancorp adopted and assumed certain stock based compensation plans of the Bank, including the 1997 Plan. These plans will apply to the shares of common stock of Bancorp. Shares of the Bank which were to be issued pursuant to the 1997 Plan had previously been registered with the OCC pursuant to the Act prior to the Reorganization.

PART II	INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

		The following documents are incorporated by reference in this Registration Statement:

(a)	The Bank's Form 10-KSB for the year ended December 31, 2001
(as filed with the OCC);

(b)	The Bank's Form 10-QSB for the quarter ended March 31, 2001
(as filed with the OCC); and

(c)	The Bancorp's Form 8-A (as filed with the SEC), including
the description of Bancorp's common stock included therein filed in connection with the Reorganization.

Additionally, all documents subsequently filed by Bancorp pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and be part thereof from the date of filing of such documents.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

TEMECULA VALLEY BANCORP INC.

		The Bancorp's bylaws provide for indemnification of its officers, directors, employees and agents to the fullest extent permitted by Delaware and California law. See discussion of California law below under Temecula
Valley Bank, N.A. Bancorp's Certificate of Incorporation also contains a provision, consistent with Delaware law, reducing or eliminating director liability in certain circumstances.

		Section 145 of the Delaware Corporation Law provides that corporations may indemnify an individual made a party to any threatened, pending, or completed action, suit or proceeding whether civil, criminal, administrative or investigative, because the individual is or was a director, officer, employee or agent of the corporation, against liability incurred in the proceeding if the person acted in good faith and reasonably believed his and her conduct was in the corporation's best interest or was not opposed to the corporation's best interest.

		Section 145(c) further provides that a corporation shall indemnify an individual who was successful on the merits or otherwise in any proceeding to which the director or officer was a party because the individual was or is a director or officer of the corporation, for reasonable expenses incurred by the director in connection with the proceeding. Section 145(g) provides that a corporation may purchase and maintain insurance on behalf of the corporation or who, while a director, officer, employee or agent of the corporation is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against or incurred by the individual in that capacity or arising from the individual status as a director, officer, employee or agent.

TEMECULA VALLEY BANK, N.A.

		Pursuant to the regulations of the OCC, a national bank may only make or agree to make indemnification payments to an institution-affiliated party with respect to any administrative proceeding or civil action initiated by any Federal banking agency that are reasonable and consistent with the requirements of 12 USC 1828(k) and the implementing regulation thereunder.
In connection with administrative proceedings or civil actions not initiated by a Federal banking agency, a national bank may indemnify an institution-affiliated party for damages and expenses, including the advancement of expenses and legal fees, in accordance with the law of the state in which the main office of the bank is located, the law of the state in which the bank's holding company, if any, is incorporated or the relevant provisions of the Model Business Corporation Act or the Delaware General Corporations Law, provided such payments are consistent with safe and sound banking practices.
The Bank has selected California as the model for its indemnification provisions.

		The California General Corporation Law (the "CGCL") provides a detailed statutory framework covering limitation of liability of directors in certain instances and indemnification of any director, officer or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her services on behalf of such corporation.

		With respect to limitation of liability, the CGCL permits a California corporation to adopt a provision in its articles of incorporation reducing or eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the fiduciary duty of care, provided that such liability does not arise from certain proscribed conduct (including intentional misconduct and breach of duty of loyalty). The CGCL in this regard relates only to actions brought by shareholders on behalf of the corporation (i.e., "derivative actions") and does not apply to claims brought by outside parties.

		With respect to indemnification, the CGCL provides that to the extent any officer, director or other agent of a corporation is successful
"on the merits" in defense of any legal proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of such corporation or in defense of any claim, issue, or matter therein, such agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, but does not require indemnification in any other circumstance. The CGCL also provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of such corporation. The CGCL further provides that in derivative suits, a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.

		The CGCL permits expense advances incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the CGCL provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation's articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.

		The Articles of Association and Bylaws of the Bank implement the applicable statutory framework by limiting the personal liability of directors for monetary damages for a breach of a director's fiduciary duty of care and making indemnification mandatory in those situations where it is merely permissible under the CGCL.

DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

		The Bank presently maintains a policy of directors' and officers' liability insurance.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

4	Temecula Valley Bank National Association 1997 Nonqualified
Stock Option Plan (Directors),as Amended, and as Adopted and Assumed by Temecula Valley Bancorp Inc.

5	Opinion of McAndrews, Allen & Matson relating to the
legality of securities being registered, and consent

23a	Consent of Vavrinek, Trine, Day & Co., LLP

23b	Consent of McAndrews, Allen & Matson is contained in the
opinion filed as Exhibit 5 4

ITEM 9.	UNDERTAKINGS.

		The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales
are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section
10(a)(3) of the Act;

(ii)	To reflect in the prospectus any facts or
events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;.
Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)	To include any material information with
respect to the plan of distribution not
previously disclosed in the registration statement or any material change to such information in the registration statement;

		PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) of this
Item 9 do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability
under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-
effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	If the registrant is a foreign private issuer, to
file a post-effective amendment to the registration statement to include any financial statements required by Section 210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, PROVIDED that the registrant includes in the prospectus to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a 5 post-effective amendment need not be filed to include financial statements and information required by
Section 10(a)(3) of the Act or Section 210.3-19 of this chapter if such financial statements and information are contained in periodic reports file with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

		The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

		Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange
Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.












[SIGNATURES ON FOLLOWING PAGE]



SIGNATURES

		Pursuant to the requirements of the Act, Temecula Valley Bancorp Inc. has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Temecula, State of California on May 21, 2002.

TEMECULA VALLEY BANCORP INC.


By:	  /s/ STEPHEN H. WACKNITZ
	STEPHEN H. WACKNITZ
President and Chief Executive
Officer



By:	  /S/ DONALD A. PITCHER
	Donald A. Pitcher
	Chief Financial Officer


		Pursuant to the requirements of the Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date


  /S/ STEVEN W. AICHLE, D.V.M.
Steven W. Aichle, D.V.M.	Director	May 21, 2002


  /S/ ROBERT P. BECK, D.D.S.
Robert P. Beck, D.D.S.	Director	May 21, 2002


  /s/ NEIL M. CLEVELAND
Neil M. Cleveland	Director	May 21, 2002


  /s/ LUTHER J. MOHR
Luther J. Mohr	Director	May 21, 2002


  /s/ STEPHEN H. WACKNITZ
Stephen H. Wacknitz	Chairman of the Board	May 21, 2002


  /s/ RICHARD W. WRIGHT
Richard W. Wright	Director	May 21, 2002



EXHIBIT INDEX


Exhibit	Description

4	Temecula Valley Bank National Association 1997 Nonqualified
Stock Option Plan (Directors) as Amended, and as Adopted and Assumed by Temecula Valley Bancorp Inc.

5	Opinion of McAndrews, Allen & Matson relating to the
legality of securities being registered, and consent

23a	Consent of Vavrinek, Trine, Day & Co., LLP

23b	Consent of McAndrews, Allen & Matson*


------------------
* Contained in the opinion filed as Exhibit 5

	8 of 9
	Exhibit List at Page 9	0146-5\Form S-8.Dir\w
	1 of 9
	Exhibit List at Page 9	0146-5\Form S-8.Empl\w